UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2007

REGAN HOLDING CORP.
(Exact name of registrant as specified in its charter)
California	000-19704	68-0211359
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2090 Marina Avenue Petaluma, California 94954 (Address of principal executive offices) (707) 778-8638 (Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective October 17, 2007, Regan Holding Corp.’s subsidiary, Legacy Marketing Group (Legacy), entered into an agreement and strategic alliance with Transaction Application Group Inc., a subsidiary of Perot Systems Corporation (Perot Systems), whereby Legacy agreed to transfer its third party administration services function and the employees who provide these services to Perot Systems in exchange for Perot Systems assumption of such administrative service functions.  Perot Systems will also become the exclusive provider of administrative services for Legacy’s future portfolio of annuity products.  Legacy will focus exclusively on product development, promotion and distribution.  In connection with this agreement, Legacy terminated its administrative services contracts with five of its insurance carriers, and Perot Systems entered into administrative services contracts with such carriers.  The agreement is designed to bring together the specialties of two different companies under a single marketing umbrella so that Legacy’s customers will benefit from the expertise of both organizations.

As part of this transaction, on October 17, 2007, Regan Holding Corp. (Regan) entered into a lease with Perot Systems whereby Perot Systems will lease Regan’s offices in Rome, GA, for a ten-year term at an initial rental price of $8.00 per square foot (a lease amount of approximately $300,000 per year).

As a result of this transaction, Legacy will recognize a non-cash software impairment charge of approximately $900,000 in the fourth quarter of 2007.

Item 2.06 Material Impairment

The text of Item 1.01 is hereby incorporated into this item 2.06 by this reference.

Item 8.01 Other Events

On October 22, 2007, Legacy issued a press release announcing that it had entered into the agreement with Perot Systems.  The full text of the press release is filed as exhibit 99.1 to this Current Report on Form 8K and is herby incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit 99.1

Press Release announcing the strategic alliance of Perot Systems Corporation and Legacy Marketing Group dated October 22, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGAN HOLDING CORP.
(Registrant)

Date: October 22, 2007	/s/ R. Preston Pitts
R. Preston Pitts
President, Chief Financial Officer and
Chief Operating Officer